Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2018 RESULTS

•
GAAP earnings per diluted share were $1.30 compared to $2.01 in the same prior-year period; ongoing earnings per diluted share(1) (non-GAAP) improved 12 percent to $2.81, compared to $2.50 in the same prior-year period.

•	Previously-announced global cost-based pricing benefits are successfully ramping up, contributing to positive global price/mix during the first quarter.

•	Previously-announced fixed cost reduction initiatives have been completed and are expected to deliver a $150 million net benefit in 2018.

•
The North America region reported 3 percent revenue growth and a 20 basis point increase to earnings before interest and taxes (EBIT)(3) margin, despite a 100 basis point impact from increased raw material inflation.

•	The Company expects full-year earnings per share of $12.30 to $13.30 on a GAAP basis and continues to expect full-year earnings per share of $14.50 to $15.50 on an ongoing basis.

•	The Company reaffirms its full-year operating cash flow guidance of approximately $1.7 billion to $1.8 billion and free cash flow guidance of approximately $1.0 billion to $1.1 billion.

•
Consistent with its balanced approach to capital allocation, the Company announced a 4.5 percent increase to its quarterly dividend, and intends to repurchase common stock throughout the remainder of 2018.

BENTON HARBOR, Mich., April 23, 2018 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $94 million, or $1.30 per diluted share, compared to $153 million, or $2.01 per diluted share, reported for the same prior-year period. First-quarter ongoing earnings per diluted share(1) were $2.81, compared to $2.50 in the same prior-year period.

“We are pleased with the progress on our previously-announced global cost-based price increases and fixed cost reduction initiatives, which resulted in expansion of both ongoing

EBIT(2) and ongoing earnings per share(1)," said Marc Bitzer, chief executive officer of Whirlpool Corporation. “Our first-quarter results give us further confidence in our long-term value creation strategy, and we remain focused on delivering strong levels of margin expansion and improved cash conversion this year.”

First-quarter net sales were $4.9 billion, compared to $4.8 billion in the same prior-year period. Excluding the impact of currency, sales decreased 0.7 percent.

First-quarter earnings before interest and taxes (EBIT)(2) were $151 million, or 3.1 percent of sales, compared to $239 million, or 5.0 percent of sales, in the same prior-year period. First-quarter ongoing EBIT(2) was $295 million, or 6.0 percent of sales, compared to $285 million, or 6.0 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and restructuring benefits more than offset raw material inflation, unit volume declines and foreign currency impacts.

For the three months ended March 31, 2018, the Company reported cash used in operating activities of $(713) million, compared to $(435) million in the same prior-year period. The Company reported free cash flow(4) of $(756) million for the first three months of 2018, compared to $(497) million in the same prior-year period, primarily driven by the timing of certain payments and accruals.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.5 billion, compared to $2.4 billion in the same prior-year period. Excluding the impact of currency, sales increased 2.5 percent.

The region reported first-quarter EBIT(3) of $288 million, or 11.4 percent of sales, compared to $275 million, or 11.2 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and unit volume growth more than offset raw material inflation.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $1.1 billion, compared to $1.0 billion in the same prior-year period. Excluding the impact of currency, sales decreased 8.1 percent.

The region reported first-quarter EBIT(3) of $(27) million, or (2.5) percent of sales, compared to $(23) million, or (2.3) percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and cost productivity were more than offset by raw material inflation, unit volume declines and foreign currency impacts.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $898 million, compared to $921 million in the same prior-year period. Excluding the impact of currency, sales decreased 3.2 percent.

The region reported first-quarter EBIT(3) of $57 million, or 6.3 percent of sales, compared to $66 million, or 7.2 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and restructuring benefits were more than offset by unfavorable cost productivity and raw material inflation.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $448 million, compared to $435 million in the same prior-year period. Excluding the impact of currency, sales decreased 1.9 percent.

The region reported first-quarter EBIT(3) of $19 million, or 4.2 percent of sales, compared to $24 million, or 5.6 percent of sales, in the same prior-year period. During the quarter, the favorable impact of cost productivity was more than offset by raw material inflation and foreign currency impacts.

OUTLOOK

For the full-year 2018, the Company expects GAAP earnings per diluted share of $12.30 to $13.30 and continues to expect ongoing earnings per diluted share(1) of $14.50 to $15.50, as the Company's updated full-year expected tax rate of approximately 20 percent and favorable product price/mix is expected to be partially offset by lower global revenue growth and increased raw material inflation.

For the full-year 2018, the Company continues to expect to generate cash from operating activities of approximately $1.7 billion to $1.8 billion and free cash flow(4) of approximately $1.0 billion to $1.1 billion. Included in this guidance are restructuring cash outlays of up to $300 million, pension contributions of $35 million and, with respect to free cash flow(4), capital spending of approximately $675 million.

"We remain focused on maintaining appropriate flexibility to manage external volatility and continue executing our balanced approach to capital allocation," said Jim Peters, chief financial officer of Whirlpool Corporation. "This flexibility will enable us to return strong levels of cash to shareholders this year through share repurchases and our increased quarterly dividend."

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool and other important information, appears below.
(3) Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments. Consolidated EBIT also includes corporate "Other/Eliminations" of $(186) million.
(4) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 70 manufacturing and technology research centers in 2017. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (21) the effects and costs of governmental investigations or related actions by third parties; and (22) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except per share data)

	Three Months Ended
	2018	2017
Net sales	$4,911	$4,786
Expenses
Cost of products sold	4,099	3,960
Gross margin	812	826
Selling, general and administrative	505	499
Intangible amortization	20	17
Restructuring costs	144	46
Operating profit	143	264
Other (income) expense
Interest and sundry (income) expense	(8)	25
Interest expense	42	41
Earnings before income taxes	109	198
Income tax expense	15	40
Net earnings	94	158
Less: Net earnings available to noncontrolling interests	—	5
Net earnings available to Whirlpool	$94	$153
Per share of common stock
Basic net earnings available to Whirlpool	$1.31	$2.05
Diluted net earnings available to Whirlpool	$1.30	$2.01
Dividends declared	$1.10	$1.00
Weighted-average shares outstanding (in millions)
Basic	71.2	74.8
Diluted	72.1	76.0

Comprehensive income	$82	$238

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$1,041	$1,196
Accounts receivable, net of allowance of $161 and $157, respectively	2,657	2,665
Inventories	3,346	2,988
Prepaid and other current assets	1,047	1,081
Total current assets	8,091	7,930
Property, net of accumulated depreciation of $6,982 and $6,825, respectively	3,970	4,033
Goodwill	3,157	3,118
Other intangibles, net of accumulated amortization of $503 and $476, respectively	2,604	2,591
Deferred income taxes	2,170	2,013
Other noncurrent assets	347	353
Total assets	$20,339	$20,038
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,643	$4,797
Accrued expenses	695	674
Accrued advertising and promotions	574	853
Employee compensation	382	414
Notes payable	1,060	450
Current maturities of long-term debt	632	376
Other current liabilities	957	941
Total current liabilities	8,943	8,505
Noncurrent liabilities
Long-term debt	4,190	4,392
Pension benefits	996	1,029
Postretirement benefits	348	352
Other noncurrent liabilities	642	632
Total noncurrent liabilities	6,176	6,405
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 71 million shares outstanding	112	112
Additional paid-in capital	2,754	2,739
Retained earnings	7,440	7,352
Accumulated other comprehensive loss	(2,344)	(2,331)
Treasury stock, 41 million shares	(3,673)	(3,674)
Total Whirlpool stockholders' equity	4,289	4,198
Noncontrolling interests	931	930
Total stockholders' equity	5,220	5,128
Total liabilities and stockholders' equity	$20,339	$20,038

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2018	2017
Operating activities
Net earnings	$94	$158
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	177	163
Changes in assets and liabilities:
Accounts receivable	85	14
Inventories	(375)	(415)
Accounts payable	(259)	(159)
Accrued advertising and promotions	(287)	(228)
Accrued expenses and current liabilities	(28)	6
Taxes deferred and payable, net	(40)	(38)
Accrued pension and postretirement benefits	(16)	(18)
Employee compensation	(24)	65
Other	(40)	17
Cash used in operating activities	(713)	(435)
Investing activities
Capital expenditures	(66)	(88)
Proceeds from sale of assets and business	6	3
Proceeds from held-to-maturity securities	60	—
Investment in related businesses	(2)	—
Other	(1)	(1)
Cash used in investing activities	(3)	(86)
Financing activities
Repayments of long-term debt	(4)	(255)
Net proceeds from short-term borrowings	599	800
Dividends paid	(78)	(73)
Repurchase of common stock	—	(150)
Common stock issued	5	23
Other	—	(6)
Cash provided by financing activities	522	339
Effect of exchange rate changes on cash, cash equivalents and restricted cash	25	26
Decrease in cash, cash equivalents and restricted cash	(169)	(156)
Cash, cash equivalents and restricted cash at beginning of period	1,293	1,240
Cash, cash equivalents and restricted cash at end of period	$1,124	$1,084

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment EBIT, ongoing segment EBIT margin, sales excluding currency, ongoing net sales and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported, net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose ongoing segment EBIT and segment EBIT as important financial metrics used by the Company to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

First-Quarter 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted effective tax rate of 20%.

	Three Months Ended
	March 31, 2018
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$151	$1.30
Restructuring expense(a)	144	2.00
Income tax impact	—	(0.40)
Normalized tax rate adjustment(b)	—	(0.09)
Ongoing measure	$295	$2.81

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$94
Net earnings (loss) available to noncontrolling interests	—
Income tax expense (benefit)	15
Interest expense	42
Earnings before interest & taxes(5)	$151

Note: Numbers may not reconcile due to rounding

First-Quarter 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted effective tax rate of 20%.

	Three Months Ended
	March 31, 2017
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$239	$2.01
Restructuring expense(a)	46	0.61
Income tax impact	—	(0.12)
Ongoing measure	$285	$2.50

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$153
Net earnings (loss) available to noncontrolling interests	5
Income tax expense (benefit)	40
Interest expense	41
Earnings before interest & taxes(5)	$239

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended March 31, 2018. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2018
	Segment earnings before interest and taxes	Restructuring expense(a)	Ongoing segment earnings before interest and taxes
North America	$288	$—	$288
EMEA	(27)	—	(27)
Latin America	57	—	57
Asia	19	—	19
Other/Eliminations	(186)	144	(42)
Total Whirlpool Corporation	$151	$144	$295

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended March 31, 2017. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2017
	Segment earnings before interest and taxes	Restructuring expense(a)	Ongoing segment earnings before interest and taxes
North America	$275	$—	$275
EMEA	(23)	—	(23)
Latin America	66	—	66
Asia	24	—	24
Other/Eliminations	(103)	46	(57)
Total Whirlpool Corporation	$239	$46	$285

Note: Numbers may not reconcile due to rounding

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of approximately 20%.

	Twelve Months Ending
	December 31, 2018
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$1,415	$12.30 - $13.30
Restructuring expense(a)	200	2.77
Income tax impact	—	$(0.57)
Ongoing measure	$1,615	$14.50 - $15.50

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. EBIT margin is calculated by dividing EBIT by net sales. Ongoing net sales excludes $(35) million primarily related to an adjustment for trade promotion accruals in the second and third quarters. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 14.7%.

	Twelve Months Ended
	December 31, 2017
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$1,049	$4.70
Restructuring expense(a)	275	3.70
Out-of-period adjustment(c)	40	0.27
Income tax impact	—	(0.56)
Normalized tax rate adjustment(b)	—	5.63
Ongoing measure	$1,364	$13.74

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$350
Net earnings (loss) available to noncontrolling interests	(13)
Income tax expense (benefit)	550
Interest expense	162
Earnings before interest & taxes(5)	$1,049

Note: Numbers may not reconcile due to rounding

Footnotes:

a.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2017, these costs were primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events. In 2018, these costs are primarily related to Indesit restructuring and an Embraco plant closure in Italy, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the first quarter of 2018, we calculated ongoing diluted EPS using an adjusted tax rate of 20% to reconcile to our anticipated full-year effective tax rate of approximately 20%. Normalized tax rate adjustment for full-year 2017 includes a one-time non-cash charge of approximately $420 million related to tax reform.

c.
OUT-OF-PERIOD ADJUSTMENT - During 2017, we adjusted our Asia operating segment results for out-of-period trade promotion accruals. The 2017 total impact of these out-of-period adjustments was a decrease to net sales of approximately $35 million and an increase to other operating expenses of approximately $8 million, before tax. These adjustments resulted in a decrease to net earnings available to Whirlpool of approximately $16 million and a decrease of $0.22 in diluted earnings per share.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three months ended March 31, 2018 and 2017 and projected 2018 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Three Months Ended March 31,
(millions of dollars)	2018	2017	2018 Outlook
Cash provided by (used in) operating activities	$(713)	$(435)	$1,675 - $1,775
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(43)	(62)	~(675)
Free cash flow	$(756)	$(497)	$1,000 - $1,100

Cash provided by (used in) investing activities**	$(3)	$(86)
Cash provided by financing activities**	$522	$339

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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